RACKSPACE HOSTING INC

RULES

OF

THE RACKSPACE HOSTING INC 2010 HM REVENUE & CUSTOMS UK APPROVED
SUB-PLAN

Approved by the Administrator on: 28 January 2010

Approved by HM Revenue & Customs on: 10 March 2010

HM Revenue & Customs reference no: X105385

PricewaterhouseCoopers LLP
1 Harefield Road
The Atrium
Uxbridge UB8 1EX

Tel: 01895 522000
Fax: 01895 522020

THE RACKSPACE HOSTING INC 2010 HM REVENUE & CUSTOMS UK
APPROVED SUB-PLAN

THE RACKSPACE HOSTING INC 2010 HM REVENUE & CUSTOMS UK
APPROVED SUB-PLAN

APPENDIX

1. General
This appendix to The Rackspace Inc 2007 Long Term Incentive Plan (“the Plan”) sets out the rules of The Rackspace Hosting Inc HM Revenue & Customs UK Approved Sub-Plan (“the Sub-Plan”).

2. Establishment of Sub-Plan
Rackspace Hosting Inc (“the Company”) has established the Sub-Plan under Section 32(iv) of the Plan, which authorises the Administrator to establish sub-plans to the Plan.

3. Purpose of Sub-Plan
The primary purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of options to acquire shares in the Company under the Plan within the provisions of Schedule 4.

4. HM Revenue & Customs approval of Sub-Plan
The Sub-Plan is intended to be approved by HM Revenue & Customs under Schedule 4 ITEPA 2003.

5. Rules of Sub-Plan
The provisions of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this appendix, form the rules of the Sub-Plan. In the event of any conflict between the provisions of the Plan and the Sub-Plan, the Sub-Plan shall prevail.

6. Relationship of Sub-Plan to Plan
The Sub-Plan shall form part of the Plan and shall not be a separate and independent plan.

7. Interpretation

7.1. Definitions and Interpretation
In this Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

7.1.1. Acquiring Company means a company (including a New Holding Company) which obtains Control of the Company in the circumstances referred to in Rule 12;

7.1.2. Approval Date means the date on which the Plan is approved by HM Revenue & Customs under Schedule 4;

7.1.3. Associated Company has the meaning given to that expression by paragraph 35(1) of Schedule 4i;

7.1.4. Close Company has the meaning given to that expression by section 989 of ITA 2007, and paragraph 9(4) of Schedule 4ii;

7.1.5. Company means Rackspace Hosting Inc incorporated in Delaware;

7.1.6. Consortium has the meaning given to that word by paragraph 36(2) of Schedule 4iii;

7.1.7. Control has the meaning given to that word by section 995 of ITA 2007;

7.1.8. Eligible Employee means an individual who is:

(a)	an employee (other than a director) of a Group Member or

(b)	a director of a Group Member who is contracted to work at least 25 hours per week for the Group (exclusive of meal breaks);

and who, in either case:

(i)	is not eligible solely by reason that he is a non-executive director of a Group Member; and

(ii)
does not have at the Grant Date, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a Consortium which owns the Company.

7.1.9. Employer’s NIC means employer’s national insurance contributions liability;

7.1.10. Exercise Price means the amount per Plan Share payable on the exercise of an Option determined in accordance with Rule 6(e)(i) of the Plan, but shall not be less than the Market Value of a Plan Share on the Grant Date;

7.1.11. Grant Date means the date on which an Option is granted to an Eligible Employee determined in accordance with Section 23 of the Plan;

7.1.12. Group means the Company and its Subsidiaries from time to time, and “Group Member” shall be interpreted accordingly;

7.1.13. ITA 2007 means the Income Tax Act 2007;

7.1.14. ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

7.1.15. Key Feature means a provision of the Plan or Sub-Plan which is necessary in order to meet the requirements of Schedule 4;

7.1.16. Market Value means notwithstanding Section 2(s) of the Plan,

(a)
in the case of an Option granted under the Sub-Plan, if at the relevant time the Plan Shares are listed on the New York Stock Exchange the closing sale price of a Plan Share on the New York Stock Exchange for the the Grant Date of the Option;

(b)
if paragraph (a) does not apply, and for the purposes of Rules 7.1.10 and 9.6, the market value of a Plan Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 by the Company and agreed in advance with HM Revenue & Customs on the Grant Date or such earlier date or dates (not being more than thirty days before the Grant Date) as may be determined by the Company and agreed with HM Revenue & Customs; and

(c)
in the case of an option granted or award made under any stock option plan other than the Sub-Plan, the market value of an ordinary share in the capital of the Company determined under the rules of such plan for the purpose of the grant of the option or the making of the award.

7.1.17. Material Interest has the meaning given to that expression by paragraphs 9 to 14 of
Schedule 4iv;

7.1.18. New Option means an option granted by way of exchange under Rule 12.1;

7.1.19. New Plan Shares means the shares subject to a New Option;

7.1.20. Performance Goal means a performance goal imposed as a condition of the exercise of an Option under Rule 10.1 and as substituted or varied in accordance with Rule 10.4;

7.1.21. Plan Shares means ordinary shares in the capital of the Company which satisfy the conditions in paragraphs 16 to 20 of Schedule 4;

7.1.22. Share Certificate means legal documentation certifying ownership of a specific number of shares in the Company;

7.1.23. Schedule 4 means Schedule 4 to ITEPA 2003;

7.1.24. Subsidiary means a company over which the Company has Control;

7.2. Interpretation

In the Sub-Plan, unless otherwise specified:

7.2.1. words and expressions not defined above have the same meanings as are given to them in the Plan;

7.2.2. the contents and rule headings are inserted for ease of reference only and do not affect their interpretation;

7.2.3. a reference to a rule is a reference to a rule of this Sub-Plan;

7.2.4. the singular includes the plural and vice-versa and the masculine includes the feminine; and

7.2.5. a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8. Companies participating in Sub-Plan

The companies participating in the Sub-Plan shall be the Company and any Subsidiary which has been nominated by the Company to participate in the Sub-Plan.

9. Grant of Options

9.1. General

An Option shall be granted under and subject to the provisions of the Plan as modified by this Sub-Plan.

9.2. Contents of Award Agreement

An Award Agreement shall be in such form of document as the Administrator may determine from time to time, provided that it shall state all of the following which the Administrator shall determine at the Grant Date:

•	the Grant Date;

•	the number of Plan Shares subject to the Option or how that number may be calculated;

•	the Exercise Price or the method by which the Exercise Price will be determined;

•	when the Option will ordinarily become exercisable, and the number of Plan Shares over which the Option may then be exercised;

•	how the Option may be exercised;

•	that the Option is granted in accordance with Schedule 4; and

•	any Performance Goals or other conditions applicable to the Option.

9.3. Duration of Plan

An Option may not be granted earlier than the Approval Date.

9.4. Options non-transferable

Notwithstanding Section 14, an Option shall be personal to the Eligible Employee to whom it is granted and, subject to Rule 11.5, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Option.

9.5. Persons to whom Options may be granted

No Option may be granted to an individual who is not an Eligible Employee on the Grant Date.

9.6. HM Revenue & Customs limit (£30,000)

An Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Plan or any other share option scheme established by the Company or an Associated Company and approved by HM Revenue & Customs under Schedule 4 would exceed £30,000 or such other limit as may from time to time be specified in paragraph 6 of Schedule 4. For the purpose of this limit, shares subject to an option which has been exercised, lapsed, renounced or otherwise become incapable of being exercised shall be disregarded.

9.7. Foreign Currency Options

For the purpose of the limit contained in Rule 9.6, the United Kingdom sterling equivalent for the market value of a share on any day shall be determined by taking the spot sterling/US Dollar exchange rate for that day as shown in the Wall Street Journal.

9.8. Scaling down

If the grant of an Option would cause the limit in this Rule 9 to be exceeded, such Option shall take effect as an Option over the maximum number of Plan Shares which does not cause the limit to be exceeded. If more than one Option is granted on the same Grant Date, the number of Plan Shares which would otherwise be subject to each Option shall be reduced pro rata.

10. PERFORMANCE GOAL

10.1. Imposition of Performance Goal

On the grant of an Option, the Administrator may impose a Performance Goal under Section 12 of the Plan, and any further condition on the exercise of the Option that the Administrator determines to be appropriate under Sections 6(e)(ii) and/or 16 of the Plan.

10.2. Nature of Performance Goal

The Performance Goal and any further condition imposed under Rule 10.1 shall be:

10.2.1. objective;

10.2.2. capable of being fulfilled within the period of ten years from the Grant Date; and

10.2.3. such that, once satisfied, the exercise of the Option is not subject to the discretion of any person; and

10.2.4. set out in, or attached in the form of a schedule to, the Award Agreement.

10.3. Performance Goal can no longer be satisfied

If the Administrator determines that the Performance Goal or any further condition imposed under Rule 10.1 has not been satisfied either in whole or in part in relation to an Option and can no longer be satisfied either in whole or in part, the Option shall lapse immediately either in whole or as to such part as the Administrator determines in its discretion.

10.4. Substitution, variation or waiver of Performance Goal

If an event occurs which causes the Administrator to consider that the Performance Goal or any further condition imposed under Rule 10.1 subject to which an Option has been granted is no longer appropriate, the Administrator may substitute, vary or waive the Performance Goal or the condition under Section 4(b)(ix) of the Plan in such manner (and make such consequential amendments to the Rules) as:

10.4.1. is reasonable in the circumstances; and

10.4.2. except in the case of waiver, produces a fairer measure of performance and is not materially more nor less difficult to satisfy and the Option shall then take effect subject to the Performance Goal or the condition as so substituted, varied or waived.

10.5. Notification of Participants

The Administrator shall, as soon as reasonably practicable, notify each Participant concerned of any determination made by it under Rule 10.3 or of any substitution, variation or waiver of the Performance Goal or a condition made by it under Rule 10.4 and explain how it affects his position under the Sub-Plan.

11. EXERCISE OF OPTIONS

11.1. Material Interest
An Option may not be exercised if the Participant then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a Consortium which owns the Company.

11.2. Procedure for exercise of Options

The amount due on the exercise of an Option shall be paid in cash or by cheque or banker’s draft and may be paid out of funds provided to the Participant on loan by a bank, broker or other person. Notwithstanding Sections 6(e)(iii) and 6(f) of the Plan, the amount may not be paid by the transfer to the Company of Plan Shares or any other shares or securities. The amount may be paid by “cashless exercise” in accordance with Section 6(f) of the Plan provided HM Revenue & Customs have agreed this in advance. The date of exercise of an Option shall be the date on which the Company receives the amount due on the exercise of the Option.

11.3. Transfer of Employer’s NIC

The Administrator may, at its discretion, impose requirements for the payment by the Participant of all or any part of the Employer’s NIC which may arise as a result of the exercise of his Option. Such requirements shall be specified on the Grant Date and shall be a condition of exercise of the Option, provided that the Administrator may waive these requirements. They may include in particular, but not by way of limitation, a determination that the Option may not be exercised unless the Participant has beforehand paid to the Company (or the Group Member which employs the Participant, if different) an amount sufficient to discharge all or any part of the Employer’s NIC. Alternatively, the Participant may, by agreement with the Company or the Group Member (as the case may be), enter into some other arrangement to ensure that such amount is available to them or it (whether by authorising the sale of some or all of the Plan Shares subject to his Option and the payment to the Company or the Group Member (as the case may be) of the requisite amount out of the proceeds of sale or otherwise). Where this is the case the Option shall not be treated as exercised until the Company or the Group Member (as the case may be) determine that such arrangements are satisfactory to it.

11.4. Issue or transfer of Plan Shares on exercise of Options

The Company shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Particiapant, or procure the issue or transfer to the Participant of, the number of Plan Shares specified in the notice of exercise and shall deliver to the Participant, or procure the delivery to the Participant of, a Share Certificate or book or electronic entry in respect of such Plan Shares together with, in the case of the partial exercise of an Option, an Award Agreement in respect of, or the original Award Agreement endorsed to show, the unexercised part of the Option, subject only to compliance by the Participant with the rules of the Sub-Plan and to any delay necessary to complete or obtain:

11.4.1. the listing of the Plan Shares on any stock exchange on which Plan Shares are then listed;

11.4.2. such registration or other qualification of the Plan Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable; or

11.4.3. the making of provision for the payment or withholding of any taxes required to be withheld in accordance with the applicable law of any foreign jurisdiction in respect of the exercise of the Option or the receipt of the Plan Shares.

11.5. Death

Notwithstanding Section 6(f)(iv) of the Plan, if a Participant dies before the tenth anniversary of the Grant Date, his personal representatives shall be entitled to exercise, to the extent the Options have vested on the date of his death, his Options no later than the end of the twelve month period following his death. To the extent the Option is not so exercised, the Options shall lapse immediately.

11.6. Exercise of options by leavers

Notwithstanding Section 6(f)(ii)-(v) of the Plan the period during which the Option shall remain exercisable following termination of employment shall be stated in the Award Agreement and may not thereafter be altered.

12. EXCHANGE OF OPTIONS

12.1. Circumstances in which Exchange can occur
If a company (“the Acquiring Company”) obtains Control of the Company as a result of:

12.1.1. making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

12.1.2. making a general offer to acquire all the shares in the Company of the same class as the Plan Shares; or

12.1.3. a compromise or arrangement sanction by the court under Section 899 of the Companies Act 2006 (“Companies Act”) or other local legislation which HM Revenue & Customs agrees is equivalent; or

12.1.4. an Acquiring Company becomes bound or entitled to acquire Plan Shares under Sections 979 to 982 of the Companies Act or other local legislation which HM Revenue & Customs agrees is equivalent a Participant may, at any time during the period set out in Rule 12.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Plan Shares”) in:

12.1.5. the Acquiring Company;

12.1.6. a company which has Control of the Acquiring Company; or

12.1.7. a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

12.2. Periods allowed for exchange of Options

The periods referred to in Rule 12.1 are:

12.2.1. in the case of Rules 12.1.1 and 12.1.2, the period of six months beginning with the time when the person making the offer or proposed acquisition (as the case may be) has obtained Control of the Company and any condition subject to which the offer or proposed acquisition is made has been satisfied;

12.2.2. in the case of Rule 12.1.3 the period of six months from the date of court sanction; and

12.2.3. in the case where a person becomes bound or entitled as set out in Rule 12.1.4 within the period during which the Acquiring Company remains bound or entitled.

12.3. Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this Rule 12 as equivalent to the
Option unless:

12.3.1. subject to the discretion of the Administrator as to whether the Performance Goal or any further condition imposed under Rule 10.1 should continue to apply to the New Option or be substituted, varied or waived under Rule 10.4, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Plan as it had effect immediately before the release of the Option;

12.3.2. the New Plan Shares satisfy the conditions in paragraphs 16 to 20 of Schedule 4; and

12.3.3. the total market value, immediately before the release of the Option, of the Plan Shares which were subject to the Option is as nearly as may be equal to the total market value, immediately after the grant of the New Option, of the New Plan Shares subject to the New Option (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

12.3.4. the total amount payable by the Participant for the acquisition of the New Plan Shares under the New Option is as nearly as may be equal to the total amount that would have been payable by the Participant for the acquisition of the Plan Shares under the Option.

12.4. Application of Sub-Plan to New Option

In the application of the Sub-Plan to the New Option, where appropriate, references to “Company” and “Plan Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Plan Shares, respectively, save that in the definition of “Administrator” the reference to “Company” shall be read as if it were a reference to Rackspace Hosting Inc.

12.5. Disapplication of Section 20(c) of the Plan

References in Section 20(c) of the Plan to assumption or substitution of the Options, shall be disapplied for the purposes of the Sub-Plan to the extent that they conflict with the provisions of this Rule 12. If an exchange of Options in accordance with this Rule 12 is not offered by the Acquiring Company, and an assumption or substitution under Section 20(c) of the Plan does not satisfy the requirements of paragraphs 26 and 27 of Schedule 4, the Option shall become exercisable in accordance with Section 20(c) of the Plan. The period allowed for this shall be 30 days from the date that the Participant is informed that no exchange is offered. If it is not possible to effect an exchange of Options in accordance with this Rule 12, the Option shall become exercisable in accordance with Section 20(c) of the Plan.

12.6. Rights attaching to Plan Shares

Notwithstanding Sections 6(c), 4(b)(v) and 18 of the Plan, all Plan Shares issued in respect of exercise of an Option shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Plan Shares in issue at the date of such issue save as regards any rights attaching to such Plan Shares by reference to a record date prior to the date of such issue.

13. ADJUSTMENT OF OPTIONS

No adjustment or amendment of an Option as a result of Section 20(a) of the Plan shall be made under this Rule 13 unless the adjustment is permitted pursuant to paragraph 22(3) of Schedule 4.

13.1. HM Revenue & Customs approval

An adjustment shall not have effect until the adjustment has been approved by HM Revenue & Customs.

13.2. HM Revenue & Customs approval of amendments

Notwithstanding Section 35(a) of the Plan, an amendment to a Key Feature which is designed to apply to Options granted under the Sub-Plan shall not have effect at a time when the Sub-Plan is approved by HM Revenue & Customs, until the amendment has been approved by HM Revenue & Customs under Schedule 4.

14. EXERCISE OF DISCRETION BY COMPANY

In exercising any discretion that it may have under the Sub-Plan, the Administrator shall act fairly and reasonably.

15. DISAPPLICATION OF CERTAIN PROVISIONS OF PLAN

The provisions of the Plan, where no such rights may be granted, dealing with:

•	Full Value Award;

•	Incentive Stock Options;

•	Other stock or cash awards;

•	Performance Shares;

•	Performance Units;

•	Restricted Stock;

•	Restricted Stock Units; and

•	Stock Appreciation Rights.

The following provisions of the Plan shall not apply to this Sub-Plan:

•	Dividend Equivalents;

•	Exchange Program;

•	Modifications under Section 4(b)(v) and (ix) of the Plan;

•	References to mandatory surrender of Options in exchange for cash under Section; 25(c)(ii) of the Plan;

•	Section 4(b) (xii) of the Plan;

•	Sections 21(b) (ii) and (iii) of the Plan, save that the Company may sell deliverable

•	Shares on Participant’s behalf having a Fair Market Value equal to the minimum statutory amount required to be withheld; and

•	Section 36(b) of the Plan, save to the extent allowed by the Exchange Act (or other Applicable Laws);

shall not form part of, and no such rights may be granted under, the Sub-Plan.

i An “Associated Company” would be a company which has control of the Company or is under common control. Control for these purposes means the following:

• control through voting power

• control through share capital or through issued share capital

• control over the income of the company or

• control over the assets of the company.

ii A close company is a company which is under the control (as defined in paragraph i above) of five or fewer participators (eg shareholders) or of any number of participators who are directors. There are attributed to a participator all the rights and powers (eg shares, voting power) of, inter alia, a company which he controls or of an “associate” (eg relative) of his. Ordinarily, a company is excluded from being a close company if it is non-UK resident or 35% of the voting power in the company is held by the public and its shares have been listed, and the subject of dealings, on a recognised stock exchange within the preceding 12 months. However, for the purpose of the material interest test (see paragraph iv below), this exclusion does not apply with the result that the normal definition of a “close company” is extended.

iii A company is a member of a consortium owning another company if it is one of a number of companies which between them beneficially own not less than 75% of the other company’s ordinary share capital and each of which beneficially owns not less than 5% of that capital.

iv A person has a “Material Interest” in a company if he, either on his own or with one or more associates, or if any associate of his with or without such other associates:

•
is the beneficial owner of, or able, directly or through the medium of other companies, or by any other indirect means to control, more than 25 per cent of the ordinary share capital of the company; or

•
where the company is a close company, possesses, or is entitled to acquire, such rights as would, in the event of the winding-up of the company or in any other circumstances, give an entitlement to receive more than 25 per cent of the assets which would then be available for distribution among the participators.